Exhibit 10.4(5)

EXHIBIT A

AMENDMENT NUMBER TWO
TO THE MGM RESORTS
DEFERRED COMPENSATION PLAN II

    WHEREAS, Section 11.2 of the MGM Resorts Deferred Compensation Plan II, as amended and restated effective December 17, 2014 (the "Plan"), provides that the Committee (as defined in the Plan) may amend the Plan in whole or in part, provided that no amendment or modification shall decrease or restrict the value of a Plan participant's vested account balance at the time of such amendment or modification; and

    WHEREAS, the Committee desires to amend the Plan in order to provide that changes made to the Measurement Funds (as defined in the Plan) pursuant to Section 3.8(c) of the Plan shall take effect as soon as administratively practicable after the Committee provides written notice of such change to Plan participants.

    NOW THEREFORE, effective November 1, 2022, the Plan is hereby amended as follows:

The third sentence of Section 3.8(c) of the Plan is hereby deleted and replaced with the following:

"Each such action will take effect as soon as administratively practicable after the Committee gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Committee, in which case notice of the change shall be given as soon as administratively practicable."

IN WITNESS WHEREOF, this Amendment is executed by a duly authorized officer as of the date set forth below.

MGM RESORTS INTERNATIONAL

By:	/s/ Shawn Sani	Date:	11/08/2022
Its:	Chief Tax Officer